                                                                    EXHIBIT 11.1

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                           1997             1998             1999
                                                       ------------     ------------     ------------
Basic:
     Average shares outstanding ..................        4,081,555        4,159,319        4,074,992
     Net income (loss) ...........................     $  2,665,000        2,784,000         (208,000)

     Per share amount ............................     $       0.65     $       0.67     $      (0.05)

Dilutive:
     Average shares outstanding ..................        4,081,555        4,159,319        4,074,992
     Net effect of dilutive stock options --
     based on the treasure stock method
     using period-end market price, if
     higher than average market price                     1,138,321        1,016,430               --

Assumed conversion of Class A convertible
     Preferred Stock.............................           482,854          420,000               --
Total ............................................        5,702,730        5,595,749        4,074,992
Net income (loss) ................................     $  2,768,000     $  2,874,000     $   (208,000)
Per share amount .................................     $       0.49     $       0.51     $      (0.05)